RG America Announces $2.2 Million in Newly Signed Contracts

Company's Projects Span From Texas to East Coast of Florida

DALLAS, TX -- 05/30/2006 -- RG America, Inc., ("RG") (OTCBB: RGMI) a Dallas-based insurance restoration company specializing in recovery, remediation, roofing and re-construction of insurance losses, announces the signing of new restoration contracts for commercial and municipal buildings in Mississippi and Texas. The contracts signed are valued collectively at over $2.2 million and involve 2 separate restoration contracts, one resulting from destruction sustained from last year's Hurricane Katrina and the second including damage caused by a recent fire.

Several municipal buildings in the Mississippi Gulf Coast area suffered significant damages during Hurricane Katrina and will require extensive restoration services, including roof and structural repair. In addition, an industrial complex in Houston will need to undergo significant remediation and reconstruction after a major fire devastated structures there earlier this month. These projects add to the Company's current work in progress, spanning from Texas to the East Coast of Florida and exceeding $39.5 million.

"RG is pleased to add these latest projects to our portfolio of work, and we look forward to assisting our clients in restoring these structures to their original conditions," stated Hailey Tullos, National Large Loss Account Manager for RG America, Inc. She added, "With only a few days to go before the 2006 Hurricane Season begins, and as demand for our services continues to build, we anticipate a very busy season ahead of us."

About RG America:

RG America is a family of companies delivering both insurance restoration services and targeted insurance services/products to multi-family, condominiums, retail and commercial real estate properties that have experienced catastrophic losses caused by hurricane, flood, fire, wind or hail. Its restoration subsidiaries specialize in remediation, insurance recovery, roofing, re-construction and project management for insurance losses.

A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact:

Kevin L. Dahlberg
RG America
(972) 919-4774 ext. 224

Tim Clemensen
Rubenstein Investor Relations
212-843-9337